編號 3174027
No.

公 司 註 冊 處
COMPANIES REGISTRY

公司註冊證明書
CERTIFICATE OF INCORPORATION

* * *

本人謹此證明
I hereby certify that

Intellegence Parking (Hong Kong) Limited
智泊（香港）有限公司

於本日根據香港法例第622章《公司條例》
is this day incorporated in Hong Kong under the Companies Ordinance

在香港成立為法團，此公司是一間
(Chapter 622 of the Laws of Hong Kong), and that this company is

有限公司。
a limited company.

本證明書於二〇二二年七月二十日發出。
Issued on 20 July 2022 .

K Tsui

香港特別行政區公司註冊處處長徐麗貞
Ms Kitty TSUI
Registrar of Companies
Hong Kong Special Administrative Region

註 Note :
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.